Exhibit 99.1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: December 13, 2012

YOUNG INNOVATIONS HOLDINGS LLC

By:	/s/ Anthony B. Davis
Name: Anthony B. Davis
Title: President

LINDEN CAPITAL PARTNERS II LP

By: Linden Manager II LP
Its: General Partner

By: Linden Capital II LLC
Its: General Partner

By:	/s/ Anthony B. Davis
Name: Anthony B. Davis
Its: Managing Partner

LINDEN MANAGER II LP

By: Linden Capital II LLC
Its: General Partner

By:	/s/ Anthony B. Davis
Name: Anthony B. Davis
Its: Managing Partner

LINDEN CAPITAL II LLC

By:	/s/ Anthony B. Davis
Name: Anthony B. Davis
Its: Managing Partner

/s/ Anthony B. Davis
Anthony B. Davis

/s/ Eric C. Larson
Eric C. Larson

/s/ Brian C. Miller
Brian C. Miller

Exhibit 99.4

EXECUTION

GUARANTEE

Guarantee, dated as of December 3, 2012 (this “Guarantee”), by Linden Capital Partners II LP, a Delaware partnership (“Guarantor”), in favor of Young Innovations, Inc. (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of December 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), by and among Young Innovations Holdings LLC, a Delaware limited liability company (“Parent”), YI Acquisition Corp., a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual performance and discharge of the payment obligations and liabilities of Parent and Merger Sub under Section 8.2 of the Merger Agreement, when due in accordance with the terms of the Merger Agreement, and subject to the limitations set forth in the Merger Agreement (collectively, the “Obligations”); provided that, in no event shall the Guarantor’s liability under this Guarantee exceed an amount equal to $18,838,000.00 (the “Cap”), and the Guaranteed Party hereby agrees that, the Guarantor shall in no event be required to pay the Guaranteed Party or any other person, pursuant to this Guarantee, more than the Cap, and that this Guarantee may not be enforced against the Guarantor without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. It is acknowledged and agreed that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the Closing. Notwithstanding anything to the contrary set forth in this Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent is relieved from its payment obligations under the Merger Agreement by satisfaction thereof or pursuant to any agreement with the Guaranteed Party, the Guarantor shall be similarly relieved, to such extent, of its obligations under this Guarantee.

2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s Obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectability and in no way conditioned upon any requirement that the Guaranteed Party first attempt to collect the Obligations from Parent or Merger Sub or resort to any security of collecting payment.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other person, in each case without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Guarantor, Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (b) any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement (other than the Guaranteed Party), (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement (other than the Guaranteed Party), (d) any amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith; (e) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Obligation or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (g) the addition or substitution or release of any person interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity. To the fullest extent permitted by law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement (other than any such defenses arising out of, or due to, or as a result of, the insolvency or bankruptcy of the Parent or Merger Sub (including, without limitation, the rejection of the Merger Agreement in an insolvency or bankruptcy of the Parent or Merger Sub)) or a material breach by the Guaranteed Party of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future officers, agents, affiliates or employees, or against any former, current or future general or limited partner, member or stockholder of the Guarantor or any affiliate thereof or against any former, current or future director, officer, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing, except for (i) claims against the Guarantor under this Guarantee, (ii) claims under the Equity Commitment Letter in accordance with and subject to the terms and conditions thereof, (iii) claims against Parent and Merger Sub under the Merger Agreement in accordance with and subject to the terms and conditions thereof and claims against the Investors (as defined in the Equity Commitment Letter) under Sections 9.11(b)(i) and 9.11(b)(iv) of the Merger Agreement in accordance with and subject to the terms and conditions thereof, and (iv) claims under the Confidentiality Agreement in accordance with and subject to the terms and conditions thereof. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, directly or indirectly, any litigation or other proceeding asserting that this Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations and all other amounts payable under this Guarantee shall have been paid to the Guaranteed Party in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment to the Guaranteed Party in full in cash of the Obligations and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Guarantee thereafter arising. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person liable for any Obligations prior to proceeding against the Guarantor hereunder, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under any applicable law to collect on the Guarantor’s liabilities hereunder in respect of the Obligations, subject to the Cap and other terms and conditions contained herein.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)	it is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware; it has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Guarantee;

(b)	the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)	all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or other person necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body or other person is required in connection with the execution, delivery or performance of this Guarantee;

(d)	this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)	the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

7. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Guarantee shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic mail transmission, when transmitted and receipt is confirmed. All notices to the Guarantor hereunder shall be delivered as set forth below:

if to the Guaranteed Party, to it at:

Young Innovations, Inc.

500 North Michigan Avenue, Suite 2204

Chicago, Illinois 60611

Fax: (312) 644-6397

Attention:  Alfred E. Brennan

Arthur L. Herbst, Jr.

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

Attention: John P. Tamisiea

if to Guarantor, to it at:

Linden Capital Partners II LP

111 S. Wacker Drive, Suite 3350

Chicago, Illinois 60606

Attention:  Anthony Davis

William Drehkoff

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:  Ted H. Zook, P.C.

Gerald T. Nowak, P.C.

or to such other person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery.

8. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations (as such Obligations may be modified pursuant to Section 1 hereof) are satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate other than Section 7 and Sections 9 through 16, all of which shall survive the termination of this Guarantee, and the Guarantor shall have no further obligations under this Guarantee as of the earliest of (i) the Closing, (ii) the valid termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or in any other circumstance which would not give rise to the right of the Company to receive any amounts under Section 8.2 and/or in which Parent has no outstanding payment obligations and liabilities under Section 8.2 and (iii) the six-month anniversary of any valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payments under Section 8.2 thereof if, by such six-month anniversary, the Guaranteed Party has not presented a claim in writing for payment of any Obligation to either Parent, as applicable, or Guarantor; provided, that, if, prior to the end of such six-month period, the Guaranteed Party shall have commenced a legal proceeding alleging amounts payable by the Guarantor to the Guaranteed Party under this Guarantee or payable by Parent or Merger Sub under the Merger Agreement, in which case this Guarantee shall remain in full force and effect and shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment of the Obligations (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Guarantee. In the event that the Guaranteed Party or any of its subsidiaries asserts in any litigation relating to this Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s monetary obligation to the Cap or that the provisions of Section 9 hereof are illegal, invalid or unenforceable in whole or in part or asserts in any litigation any theory of liability or seeks any remedies against any Guarantor/Parent Affiliate, other than those remedies expressly provided against Parent and Merger Sub under the Merger Agreement, against the Investors (as defined in the Equity Commitment Letter) under Sections 9.11(b)(i) and 9.11(b)(iv) of the Merger Agreement in accordance with and subject to the terms and conditions thereof, or against the Guarantor and/or the other Investors under the Equity Commitment Letter or this Guarantee or against the Guarantor under the Confidentiality Agreement, then, in each case, (a) all obligations of the Guarantor under this Guarantee shall terminate and thereupon be null and void and (b) if the Guarantor has previously made any payments under this Guarantee it shall be entitled to have such payments refunded by the Guaranteed Party.

9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or a limited liability company, the Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Guarantor shall have any obligation hereunder or in respect of any oral representations made or alleged to be made in connection herewith, and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability shall attach to, any former, current or future director, officer, agent, affiliate (other than Parent, any subsidiary of Parent (including Merger Sub)), manager, assignee or employee of Guarantor, Parent or Merger Sub (or any of their successors’ or permitted assignees’), against any former, current or future general or limited partner, manager, member or stockholder of Guarantor, Parent or Merger Sub (or any of their successors’ or permitted assignees’) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Parent or any subsidiary of Parent (including Merger Sub) (collectively, but excluding for the avoidance of doubt, Parent and any subsidiaries of Parent (including Merger Sub), the “Guarantor/Parent Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against the Guarantor/Parent Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Guaranteed Party (for itself and its affiliates) acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent and Merger Sub, except as otherwise set forth in, and subject to terms of, the Equity Commitment Letter. The Guaranteed Party further agrees that neither it nor any of its affiliates have any right of recovery against the Guarantor or any of its stockholders, partners, members, directors, officers or agents through Parent or Merger Sub, or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantor, Parent or Merger Sub’s stockholders or affiliates, or otherwise, except for the rights against the Guarantor under this Guarantee and subject to the Cap and the other limitations described herein, the rights under the Equity Commitment Letter subject to the limitations described therein, the rights against Parent and Merger Sub under the Merger Agreement subject to the limitations described therein, the rights against the Investors (as defined in the Equity Commitment Letter) under Sections 9.11(b)(i) and 9.11(b)(iv) of the Merger Agreement

in accordance with and subject to the terms and conditions thereof, and the rights under the Confidentiality Agreement subject to the limitations described therein. Recourse under this Guarantee, the Equity Commitment Letter, the Merger Agreement and the Confidentiality Agreement, in each case subject to the limitations described therein, shall be the sole and exclusive remedy of the Guaranteed Party and its affiliates against the Guarantor and any Guarantor/Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its controlled affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to made in connection therewith, against the Guarantor or any of the Guarantor/Parent Affiliates except for claims under this Guarantee, the Equity Commitment Letter, the Merger Agreement and the Confidentiality Agreement, in each case subject to the limitations described therein. Nothing set forth in this Guarantee shall affect or be construed to affect or be construed to confer or give any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person other than the Guarantor as set forth herein. Notwithstanding anything to the contrary set forth in this Guarantee, nothing set forth herein shall limit or restrict the rights of the Guaranteed Party, as the express third party beneficiary under the Equity Commitment Letter, to the extent expressly provided therein.

10. ENTIRE AGREEMENT. This Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their affiliates, on the one hand, and the Guaranteed Party and any of its affiliates, on the other hand, except for the Confidentiality Agreements, the Equity Commitment Letter and the Merger Agreement and the other agreements related thereto and entered into on the date hereof.

11. GOVERNING LAW. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the State of Delaware. THE PARTIES

HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE.

12. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective.

13. NO THIRD PARTY BENEFICIARIES. Except for the rights of Guarantor/Parent Affiliates provided under Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

14. CONFIDENTIALITY. This Guarantee shall be treated as confidential by the Guaranteed Party and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Guarantor; provided that no such written consent shall be required (and the Guaranteed Party and its affiliates shall be free to release such information) for disclosures to employees, agents, legal, financial, accounting or other advisors or representatives, so long as such persons agree to keep such information confidential; provided, further, that the Guaranteed Party may disclose such information to the extent required by law, the applicable rules of any national securities exchange, in connection with the enforcement of the terms of this Guarantee or the Equity Commitment Letter, or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement.

15. INTERPRETATION. All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

16. COUNTERPARTS. This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LINDEN CAPITAL PARTNERS II LP

By: Linden Manager II LP
Its: General Partner

By: Linden Capital II LLC
Its: General Partner

By:	/s/ Anthony B. Davis
Name: Anthony B. Davis
Title: Authorized Signatory

Accepted and Agreed to:

YOUNG INNOVATIONS, INC.

By:	/s/ Alfred E. Brennan
Name: Alfred E. Brennan
Title: Chief Executive Officer

[Guarantee Signature Page]